                                                                 Exhibit 2(iii)





________________________________________________________________________________
________________________________________________________________________________




                                CREDIT AGREEMENT


                                  - BETWEEN -


                       AMERICAN PRECISION INDUSTRIES INC.


                                    - AND -


                              MARINE MIDLAND BANK



________________________________________________________________________________
________________________________________________________________________________





                                                          DATED:  MARCH 29, 1996

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I.    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
              -----------
                        1.1       Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                        1.2       Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . .     8
                        1.3       UCC Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

ARTICLE II.   The Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
              ----------
                        2.1       Revolving Credit  . . . . . . . . . . . . . . . . . . . . . . . . . .     8
                        2.2       Term Credit Conversion  . . . . . . . . . . . . . . . . . . . . . . .     9
                        2.3       Interest, Rate Options and Pricing  . . . . . . . . . . . . . . . . .    10
                        2.4       Pricing Grid  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
                        2.5       Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                        2.6       Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                        2.7       Special Provisions Governing LIBOR Rate Loans - Increased Costs . . .    14
                        2.8       Required Termination and Repayment of LIBOR Rate Loans  . . . . . . .    15
                        2.9       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                        2.10      Facility Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                        2.11      Unused Line Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                        2.12      Commitment Reduction  . . . . . . . . . . . . . . . . . . . . . . . .    17
                        2.13      Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                        2.14      Charge to Account . . . . . . . . . . . . . . . . . . . . . . . . . .    17

ARTICLE III.  Conditions to the Extension of Credit . . . . . . . . . . . . . . . . . . . . . . . . . .    17
              -------------------------------------
                        3.1       Conditions to Extension of Credit . . . . . . . . . . . . . . . . . .    17
                        3.2       Conditions to Subsequent Extensions of Credit . . . . . . . . . . . .    18

ARTICLE IV.   Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
              ------------------------------
                        4.1       Good Standing and Authority . . . . . . . . . . . . . . . . . . . . .    18
                        4.3       Valid and Binding Obligation  . . . . . . . . . . . . . . . . . . . .    19
                        4.4       Good Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                        4.5       No Pending Litigation . . . . . . . . . . . . . . . . . . . . . . . .    19
                        4.6       No Consent or Filing  . . . . . . . . . . . . . . . . . . . . . . . .    20
                        4.7       No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
                        4.8       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . .    20
                        4.9       Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                        4.10      Federal Regulations . . . . . . . . . . . . . . . . . . . . . . . . .    21
                        4.11      ERISA Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                        4.12      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                        4.13      Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                        4.14      Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                        4.15      Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                        4.16      Indebtedness for Borrowed Money . . . . . . . . . . . . . . . . . . .    22





                                      (i)

                        4.17      Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                        4.18      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .    22

ARTICLE V.    Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
              ---------------------
                        5.1       Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                        5.2       Future Financial Statements . . . . . . . . . . . . . . . . . . . .    24
                        5.3       Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                        5.4       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                        5.5       Books and Records . . . . . . . . . . . . . . . . . . . . . . . . .    25
                        5.6       Corporate Standing  . . . . . . . . . . . . . . . . . . . . . . . .    25
                        5.7       Discharge of Obligations  . . . . . . . . . . . . . . . . . . . . .    26
                        5.8       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                        5.9       Examinations  . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                        5.10      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                        5.11      Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                        5.12      Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                        5.13      Environmental Compliance  . . . . . . . . . . . . . . . . . . . . .    27
                        5.14      Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . .    27
                        5.15      Gettys Purchase Agreement . . . . . . . . . . . . . . . . . . . . .    27
                        5.16      Other Acts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

ARTICLE VI.   Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
              ------------------
                        6.1       Business Operations . . . . . . . . . . . . . . . . . . . . . . . .    28
                        6.2       Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                        6.3       Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                        6.4       Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . .    28
                        6.5       Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                        6.6       Pensions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                        6.7       Disposal of Hazardous Substances  . . . . . . . . . . . . . . . . .    29
                        6.8       Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                        6.9       Lease Rentals . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                        6.10      Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . .    29
                        6.11      Interest Coverage Ratio . . . . . . . . . . . . . . . . . . . . . .    29
                        6.12      Debt-to-Tangible-Net Worth Ratio  . . . . . . . . . . . . . . . . .    29
                        6.13      Debt Service Coverage Ratio . . . . . . . . . . . . . . . . . . . .    29
                        6.14      Current Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                        6.15      Working Capital . . . . . . . . . . . . . . . . . . . . . . . . . .    30

ARTICLE VII.  Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
              -------
                        7.1       Events of Default . . . . . . . . . . . . . . . . . . . . . . . . .    30
                        7.2       Effects of an Event of Default  . . . . . . . . . . . . . . . . . .    33

ARTICLE VIII. Indemnification - Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .    33
              ------------------------------------
                        8.1       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .    33
                        8.2       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

ARTICLE IX.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
             -------------
                        9.1       Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . .    34





                                      (ii)

                        9.2       Delays and Omissions  . . . . . . . . . . . . . . . . . . . . . . .    34
                        9.3       Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
                        9.4       Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . .    34
                        9.5       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
                        9.6       Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                        9.7       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                        9.8       Titles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                        9.9       Inconsistent Provisions . . . . . . . . . . . . . . . . . . . . . .    35
                        9.10      JURY TRIAL WAIVER . . . . . . . . . . . . . . . . . . . . . . . . .    36
                        9.11      CONSENT TO JURISDICTION . . . . . . . . . . . . . . . . . . . . . .    36


Exhibit A - Revolving Note
Exhibit B - Term Note
Exhibit C - Compliance Certificate

Schedule 2 - Pension Plan(s)
Schedule 4.12 - Subsidiaries
Schedule 4.16 - Indebtedness
Schedule 6.3 - Permitted Encumbrances





                                     (iii)

                 AGREEMENT, dated March __, 1996 between AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation ("Company") and MARINE MIDLAND BANK, a bank organized under the laws of the State of New York ("Bank").

                                   WITNESSETH

                           ARTICLE I.    DEFINITIONS
                                         -----------

                 1.1 DEFINITIONS. As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

                 "Advance", or collectively, "Advances" - any amount loaned to Company pursuant to the provisions of Section 2.1 of this Agreement as a Prime Rate Loan, LIBOR Rate Loan or Fixed Rate Loan.

                 "Affiliate" - Any (a) Person who now or hereafter has Control of or is now or hereafter under common Control with, the Company or any Subsidiary or over whom or over which the Company or any Subsidiary now or hereafter has Control, (b) any Person who is now or hereafter related by blood, by adoption or by marriage to any such Person or now or hereafter resides in the same home as any Person referred to in clause (a) of this sentence, (c) any Person who is now or hereafter an officer of the Company or of any Subsidiary or (d) any Person who is now or hereafter related by blood, by adoption or by marriage to any Person referred to in clause (c) of this sentence or now or hereafter resides in the same home as any such Person or over whom or over which any such Person now or hereafter has Control.

                 "Bank" - as defined in the preamble of this Agreement.

                 "Business Day" - (a) For all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day on which banks in Buffalo, New York are authorized by law or other governmental action to close and (b) with respect to all notices and determinations in connection with LIBOR, any date which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

                 "Capital Expenditure" - The dollar amount of gross expenditures (including obligations under capital leases) made for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) incurred for any period.

                 "Code" - The Internal Revenue Code of 1986, as amended from time to time.

                 "Commitment" - "Commitment" as defined in Section 2.1(a) of this Agreement.

                 "Commonly Controlled Entity" - An entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b) or (c) of the Code.

                 "Company" - as defined in the preamble of this Agreement.

                 "Compliance Certificate" - A certificate from the President or an appropriate financial officer of the Company in the form of Exhibit C annexed hereto certifying that (i) the Company and its Subsidiaries have complied with and are in compliance in all material respects with all the terms, covenants and conditions of this Agreement which are binding upon them;
(ii) there exists no Default nor Event of Default as defined in this Agreement, or if this is not the case, that one or more specified Defaults or Events of Default have occurred, together with a description of the action taken or to be taken by the Company to cure the same; and (iii) the representations and warranties contained in this Agreement are true in all material respects with the same effect as though made on the date of the certificate, and (iv) setting forth the computations, ratios and calculations evidencing compliance with
Article VI of this Agreement.

                 "Consolidated" or "Company on a Consolidated basis" - The consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated audited financial statements.

                 "Control" - (i) The power to vote 5% or more of the outstanding shares of any class of stock of a Person which is a corporation,
(ii) the beneficial ownership of 5% or more of the outstanding shares of any class of stock of a Person which is a corporation or (iii) the power to direct or cause the direction of the management and policies of a Person which is not a corporation, whether by ownership of any stock or other ownership interest, by agreement or otherwise, in each case by or on behalf of a single Person or group of Persons acting as a group for the purposes of filing Form 13-D with the Securities and Exchange Commission.

                 "Credit" - All extensions of credit set forth in Article II of this Agreement.

                 "Current Assets" - All assets treated as current assets in accordance with GAAP.

                 "Current Liabilities" - Those liabilities classified as current in accordance with GAAP with adequate provisions for all accrued liabilities, including, without limitation, all federal and state taxes, except those taxes classified as deferred in accordance with GAAP.

                 "Disposal" - The intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, burning, thermal destruction or placing of any substance so that it or any of its constituents may enter the Environment.

                 "Default" - Any event or occurrence which with the giving of notice or passage of time or both constitutes an Event of Default.

                 "Earnings before Interest and Taxes" - For any period, the income of an entity for such period prior to the deduction of any provisions for income taxes, reserves for deferred income taxes and interest payable on Indebtedness, determined in accordance with GAAP.

                 "Environment" - Any water or water vapor; any land including land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

                 "Environmental Laws" - All federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

                 "Environmental Permits" - All permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any property for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances or the sale, transfer or conveyance of any such property.

                 "ERISA" - The Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "Event of Default" - An "Event of Default" as defined in
Section 7.1 of this Agreement.

                 "Expansion" - The formation by the Company or any Subsidiary of an entity which is a Subsidiary or an Affiliate.

                 "Fixed Rate" - A fixed rate of interest determined solely by the Bank from time to time and offered to the Company for a Fixed Rate Period for certain Advances and Loans.

                 "Fixed Rate Interest Determination Date" - A Business Day on or before the commencement of a Fixed Rate Period on which the Bank makes available to the Company, and the Company selects, the Fixed Rate to be applicable to a Fixed Rate Loan.

                 "Fixed Rate Period" - The overnight, 30-day, 90-day, 1-year, 2-year or 3-year periods selected from time to time by the Company pursuant to
Article 2 hereof during which the Fixed Rate is in effect for a Fixed Rate Loan, but in no event may a Fixed Rate Period extend beyond the Termination Date.

                 "Fixed Rate Loan" - That portion of the Advances and Loans from time to time unpaid and bearing interest at the Fixed Rate.

                 "GAAP" - As of the date of any determination, generally accepted accounting principles as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the relevant periods and from period to period.

                 "Hazardous Substance" - Means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (42 U.S.C.
Section 9601, ET SEQ.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, ET SEQ.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, ET SEQ.), the Toxic Substances Control Act, as amended, (15 U.S.C. Sections 2601, ET SEQ.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations promulgated thereunder.

                 "Indebtedness" - At a particular date, without duplication,
(a) all indebtedness of a Person for borrowed money or for the deferred purchase price of property, whether short term or long term, (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and not repaid by such Person, and (c) lease obligations of such Person which, in accordance with GAAP, should be capitalized.

                 "Intangibles" - As of the date of any determination, the aggregate of the amounts which are, in accordance with GAAP, carried on the books of a Person for (a) unamortized debt discount and debt expenses, (b) any cost of investments in excess of net assets acquired at the time of acquisition, (c) patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expenses and other like intangibles and (d) any write-up in the book value of any assets resulting from a revaluation thereof.

                 "Ketema Purchase Agreement" - The Asset Purchase Agreement by and between API Ketema Inc. and Ketema, Inc.

                 "LIBOR Conversion Date" - The first day of a LIBOR Rate Period with respect to any continued or converted LIBOR Rate Loan.

                 "LIBOR Increment" - An initial amount equal to sixty-five (65) basis points which is utilized in determining the LIBOR Rate, and which may be adjusted in accordance with the Pricing Grid upon the occurrence of a Pricing Event.

                 "LIBOR Interest Determination Date" - A Business Day which is two (2) Business Days prior to the commencement of each LIBOR Rate Period during which the LIBOR Rate will be applicable.

                 "LIBOR Rate" - The reserve adjusted rate of interest per annum determined by the Bank applicable to any selected LIBOR Rate Period equal to the average rate per annum which the offices of various leading banks located in London, England offer for deposits in U.S. dollars in the London Interbank Eurodollar Market at approximately 10:00 a.m. (London time) on a LIBOR Interest Determination Date in an amount approximately equal to the amount of the applicable LIBOR Rate Loan; plus the LIBOR Increment.

                 "LIBOR Rate Loan" - That portion of Advances or Loans from time to time unpaid and bearing interest at the LIBOR Rate.

                 "LIBOR Rate Period" - The 30, 60, 90 or 180-day period selected by the Company pursuant to Section 2.4 of this Agreement on which the LIBOR Rate is in effect for a LIBOR Rate Loan, but in no event may a LIBOR Rate Period extend beyond the Termination Date.

                 "Lien" - Any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

                 "Loan" or "Loans" - Individually and collectively, any Advance under the Revolving Credit or any amount of the Term Credit whether as a Prime Rate Loan, Fixed Rate Loan or a LIBOR Rate Loan.

                 "Multiemployer Plan" - A Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                 "Note" or "Notes" - The Revolving Note and/or Term Note, as appropriate.

                 "Permitted Encumbrances" - as listed on Schedule 6.3 of this Agreement.

                 "Person" - Any individual, corporation, partnership, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

                 "Plan" - Any employee benefits plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA, each of which Plans is listed on Schedule 2 to this Agreement.

                 "Pricing Event" - As set forth in Section 2.4 of this
Agreement.

                 "Pricing Grid" - As defined in Section 2.4 of this Agreement.

                 "Prime Rate" - The rate of interest publicly announced by the Bank from time to time as its prime rate and is a base rate for calculating interest on certain loans. The Prime Rate may or may not be the most favorable rate charged by the Bank to its customers from time to time.

                 "Prime Rate Loan" - That portion of the Advances or Loans from time to time unpaid on which interest is calculated based upon the Prime Rate.

                 "Prime Rate Option" - The Rate Option in which interest is based upon the Prime Rate.

                 "Rate Change Date" - The date on which any Loan or Loans are converted from one Rate Option to another Rate Option, or continued within the same Rate Option.

                 "Rate Option" or "Rate Options" - Individually and collectively, the choice of applicable interest rates, Fixed Rate Periods and LIBOR Rate Periods offered to the Company pursuant to this Agreement.

                 "Release" - The same meaning as given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, ET SEQ.), and the regulations promulgated thereunder.

                 "Reportable Event" - Any event with regard to a Plan described in Section 4043(b) of ERISA or in regulations issued thereunder except events for which the requirement of notice has been waived by regulation.

                 "Revolving Credit" - The "Revolving Credit" as defined in
Section 2.1(a) of this Agreement.

                 "Revolving Note" - The promissory note of the Company in the form of Exhibit A evidencing the promise of the Company to repay Advances under the Revolving Credit.

                 "Subsidiary" - Any corporation of which at least 50% of the voting stock is owned by the Company directly or indirectly through one or more Subsidiaries.

                 "Tangible Net Worth" - At a particular date, all amounts which would be included under shareholders' equity on a balance sheet of an entity, determined in accordance with GAAP, less Intangibles.

                 "Term Credit" - The "Term Credit" as defined in Section 2.2 of this Agreement.

                 "Term Credit Conversion Date" - the date which is the third anniversary of the date of this Agreement and is a date on which all or part of the Revolving Credit may be converted to the Term Credit at the option of the Company.

                 "Term Note" - The promissory note of the Company in the form of Exhibit B evidencing the promise of the Company to repay Indebtedness under the Term Credit.

                 "Termination Date" - The maturity date of the Credit, which shall be initially the third anniversary of the date of this Agreement, which date may be extended by conversion to the Term Credit in accordance with
Section 2.2 hereof, and may be shortened in accordance with Section 7.2 hereof.

                 "Total Liabilities" - At a particular date, the sum, without duplication, of (a) all amounts which would be included as liabilities on a balance sheet of an entity at such date, determined in accordance with GAAP and (b) any Indebtedness of such entity.

                 1.2 ACCOUNTING TERMS. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP consistent with those applied in the preparation of the audited Consolidated financial statements of the Company and its Subsidiaries referred to in this Agreement.

                 1.3 UCC TERMS. Unless otherwise defined in this Agreement, capitalized words not otherwise defined in this Agreement shall have the meanings set forth in the New York Uniform Commercial Code as in effect on the date of this Agreement.


                            ARTICLE II.   THE CREDIT
                                          ----------

                 2.1      REVOLVING CREDIT.

                          (a)     ADVANCES.  Subject to the terms and
conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, the Bank agrees that it will, from time to time during the period commencing on the date the conditions specified in
Section 3.1 are satisfied through the Business Day preceding the Term Credit Conversion Date, make one or more Advances to the Company as requested by the Company in an aggregate amount at any one time outstanding not to exceed Twenty Million Dollars ($20,000,000) (which amount shall be called the Bank's "Commitment"). Subject to Section 2.5 hereof, the Advances may be repaid and reborrowed in accordance with the provisions hereof; provided, however, no further Advances shall be made on or after the Termination Date, at which time the Revolving Credit must be paid in full or qualify for, and the Company must so elect, a conversion to the Term Credit pursuant to Section 2.2 hereof.

                          (b)     METHOD FOR REVOLVING CREDIT ADVANCES.  If and
when the Company wishes the Bank to make an Advance available, the Company shall notify the Bank not later than 10:00 a.m. (New York time) on the Business Day on which the Advance is to be funded in the case of a Prime Rate Loan or Fixed Rate Loan and in the case of a LIBOR Rate Loan not later than two (2) Business Days prior to the proposed commencement date of a LIBOR Rate Period. The Company shall specify (i) the aggregate amount of the Advance to be made on a designated date, which shall be at least $100,000.00 for a Prime Rate Loan or Fixed Rate Loan and $500,000 for a LIBOR Rate Loan and shall be in whole multiples of $100,000 for all Loans; (ii) whether the Advance shall be a Prime Rate Loan, a Fixed Rate Loan or a LIBOR Rate Loan; and (iii) the proposed date on which the Advance is to be funded, which shall be a Business Day. As early as practically possible on the date on which the Advance is to be made and upon fulfillment of the conditions set forth in Article III of this Agreement, the Bank will make the proceeds of such Advance available to the Company.

                          The Bank shall not incur any liability to the Company
in acting upon any notice referred to above or upon any telephonic notice which the Bank believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Company or for otherwise acting in good faith.

                          (c)     THE REVOLVING NOTE.  The Advances made by the
Bank shall be evidenced by a note of the Company to the Bank with blanks appropriately completed in the form of Exhibit A annexed hereto and made a part hereof ("Revolving Note").

                          The Revolving Note shall be inscribed by the Bank as
holder of the Note on the schedule on the reverse side thereof or any continuation thereof ("Schedule") with the date and amount of the outstanding principal balance of the Advances, the Rate Option applicable to such Advances, the applicable interest periods, and all payments and prepayments made thereon and the dates thereof. Any such inscription shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of the Bank to make any such inscription shall not affect the Company's obligations under the Note or this Agreement.

                 2.2      TERM CREDIT CONVERSION.

                          (a)     The Company may, at any time on or before the
Term Credit Conversion Date, deliver a written conversion notice to the Bank requesting that any amount outstanding under the Revolving Credit be converted on the Termination Date ("Conversion Notice") to a term loan payable in forty-seven equal, consecutive, monthly principal installments with one final installment in an amount equal to the then unpaid principal amount remaining ("Term Credit"). Provided the Company executes and delivers to the Bank a duly executed Term Note with all blanks appropriately completed, together with an executed Compliance Certificate from the Company indicating no existing Default or Event of Default, such request shall be granted by the Bank.

                          (b)     At the time of a conversion pursuant to
Section 2.2 hereof, the Revolving Note shall be replaced by the term note with blanks appropriately completed in the form of Exhibit B annexed hereto and made a part hereof ("Term Note").

                 The Term Note shall be inscribed by the Bank as a holder of the Term Note on the Schedule on the reverse side thereof or any continuation thereof ("Term Note Schedule") with the date of the conversion of Rate Options, the amount of outstanding Loans, the Rate Options applicable to such Loans, the applicable interest periods, and all payments and prepayments made thereon and the dates thereof. Any such inscription shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure by the Bank to make any such inscription shall not affect the Company's obligations under the Term Note or this Agreement.

                 2.3 INTEREST, RATE OPTIONS AND PRICING. The interest to be charged on the Revolving Note and the Term Note shall be determined based on the Rate Options and interest pricing provisions in effect in accordance with the terms of this Section and Section 2.4 of this Agreement. The Revolving Note and the Term Note shall each bear interest on the unpaid principal amounts from time to time unpaid until maturity (whether by acceleration or otherwise) at a per annum rate of interest selected by the Company from the Rate Options set forth below or, in default of a validly selected option, in accordance with the Prime Rate Option then in effect:

                          (a)     PRIME RATE OPTION.  Unless another Rate
Option is validly selected and in effect pursuant to this Agreement or a Pricing Event has occurred, the Notes shall bear interest under the Prime Rate Option at the initial Prime Rate Pricing shown on the Pricing Grid set forth in
Section 2.4 of this Agreement. If a Pricing Event has occurred and another Rate Option is not in effect, then the rate of interest applicable to the Notes shall be the Prime Rate Option as determined based on the Pricing Grid. The rate of interest on all Prime Rate Loans shall change simultaneously with each change in the Prime Rate.

                          (b)     LIBOR RATE OPTION.  Subject to the provisions
of Section 2.1(b) hereof, the Company may elect to have an Advance or Loan made as a LIBOR Rate Loan for a LIBOR Rate Period provided the amount of such LIBOR Rate Loan is not less than $500,000 and is in whole multiples of $100,000. All LIBOR Rate Loans shall bear interest at the initial LIBOR Rate set forth on the Pricing Grid until such time as a Pricing Event occurs.

                          (c)     FIXED RATE OPTION.  Subject to the provisions
of Section 2.1(b) hereof, the Company may elect to have an Advance or Loan made as a Fixed Rate Loan for a Fixed Rate Period provided the amount of such Fixed Rate Loan is not less than $100,000 and is in whole multiples of $100,000. All Fixed Rate Loans shall bear interest at the initial Fixed Rate set forth on the Pricing Grid until such time as a Pricing Event occurs.

                          (d)     RATE CONVERSIONS AND CONTINUATIONS.  The
Company may elect to convert any portion of (i) a Prime Rate Loan or a Fixed Rate Loan to a LIBOR Rate Loan, (ii) a LIBOR Rate Loan to either a Fixed Rate Loan or a Prime Rate Loan, (iii) a Prime

Rate Loan to a Fixed Rate Loan, and (iv) a Fixed Rate Loan to a Prime Rate Loan, or to continue any LIBOR Rate Loan, Fixed Rate Loan or Prime Rate Loan as a new loan of the same type, by giving irrevocable notice of such election to the Bank by 10:00 a.m. (New York time) at least two (2) Business Days prior to the requested Rate Change Date and, in the case of any LIBOR Rate Loan or Fixed Rate Loan, such conversion or continuation shall take place on the last day of the applicable LIBOR Rate Period or Fixed Rate Period, as appropriate, with respect to the loan being so converted or continued. Each such request to convert or continue shall include the Rate Option, the requested Rate Change Date (which shall be a Business Day), the Rate Option selected, and the amount to be converted or continued (which shall be in a principal amount of $500,000.00 or more and in whole multiples of $100,000.00 in the case of conversion to or continuation as, a LIBOR Rate Loan, and in a principal amount of $100,000 or more and in whole multiples of $100,000 in the case of a continuation or conversion as a Prime Rate Loan or Fixed Rate Loan. If no Default or Event of Default has occurred and is continuing at such time as evidenced by the Bank's receipt of a properly completed and executed Compliance Certificate from the Company, such conversion or continuation shall be made on the requested Rate Change Date, subject to the foregoing limitations in connection with the conversion or continuation of LIBOR Rate Loans and Fixed Rate Loans.

                          The Bank shall not incur any liability to the Company
in acting upon any telephonic notice which the Bank believes to have been given by a duly authorized officer or other person authorized to and on behalf of the Company or for otherwise acting in good faith under this Section 2.3(d).

                          (e)     COMPUTATION OF INTEREST.  Interest on the
Notes shall be computed on the basis of a 360-day year for the actual number of days elapsed, which will result in a higher effective annual rate. Interest on the Revolving Credit shall be payable monthly on the first day of each month, on the Term Credit Conversion Date and the Termination Date. Interest on the Term Credit shall be payable quarterly on the first day of each July, October, January and April hereafter during the term of the Term Credit commencing July 1, 1999 and on the date the Term Credit is paid in full. In the case of LIBOR Rate Loans, interest shall also be payable on the last day of each applicable LIBOR Rate Period, if earlier.

                          (f)     DEFAULT RATE.  After maturity of the Credit,
whether by acceleration or otherwise, Company shall pay interest at a per annum rate equal to three percent (3%) plus the Prime Rate. In no event shall the rate of interest exceed the maximum rate permitted by applicable law. If Company pays interest in excess of the amount permitted by applicable law, such excess shall be applied in reduction of the principal of Advances made pursuant to this Agreement.

                          (g)     LATE CHARGE.  Upon failure to make any
payment of interest or principal on the Notes within ten (10) days of the due date thereof, Company promises to pay, upon demand by the Bank, a late charge equal to five percent (5%) of the amount of any such overdue amount of principal or interest.

                          The assessment and/or collection of late charges
shall in no way impair the right of the Bank to pursue any other remedies hereunder.

                 2.4 PRICING GRID. The applicable initial rates of interest to be charged for each LIBOR Rate Loan, Fixed Rate Loan or Prime Rate Loan made hereunder shall be established as of the date of this Agreement and listed on the Pricing Grid set forth below. The Initial Pricing shall be subject to adjustment as of October 1, 1996 and each April 1 and October 1 thereafter ("Pricing Date") based on any adverse change in the Company's leverage, as measured by the Company's Debt-to-Tangible Net Worth Ratio as determined in accordance with Section 6.12 of this Agreement ("Pricing Event"). The Pricing Grid reflects the changed Rate Options which will replace the Initial Pricing as of a Pricing Date based on a Pricing Event as follows:

                                  PRICING GRID
                                  ------------

                              A.  INITIAL PRICING

         Prime Rate Option -- Prime Rate less 25 basis points ("BP") LIBOR Rate Option -- LIBOR Rate plus LIBOR Increment of 65 BP Fixed Rate option -- As quoted by Bank


                           B.  AFTER A PRICING EVENT

                    Prime Rate             LIBOR Rate            Fixed Rate
Leverage            Option                  Option                Option
- --------           ----------              ----------            ----------
 .75 or less        Prime Rate              LIBOR Rate            As quoted by
 to 1.0            less 25 BP              plus the LIBOR        Bank to
                                           Increment of          Company
                                           65 BP

 .76 to 1.25        Prime Rate              LIBOR Rate            As quoted by
 to 1.0                                    plus new LIBOR        Bank to
                                           Increment of          Company
                                           80 BP

1.26 to 2.00       Prime Rate              LIBOR Rate            As quoted by
 to 1.0                                    plus new LIBOR        Bank to
                                           Increment of          Company
                                           100 BP

Upon the Bank receiving notice of the occurrence of a Pricing Event, the Bank shall notify the Company in writing or by telephone of the changed Rate Options which become effective as the result of a Pricing Event.

                 2.5      PREPAYMENT.

                          (a)     PRIME RATE LOANS.  The Company shall have the
right to prepay at any time without premium all or any portion of the Prime Rate Loans, together with interest on the principal so prepaid to the date of such prepayment. Any partial prepayment of principal shall be in the amount of $100,000.00 or a whole multiple thereof, and, in the case of the Term Note, shall be applied upon installments of principal of the Term Note in inverse order of maturity.

                          (b)     LIBOR RATE LOANS.  The Company shall have the
right to prepay without premium all or any portion of the LIBOR Rate Loans on the expiration day of the applicable LIBOR Rate Period. If any LIBOR Rate Loan is prepaid at any other time, the Company shall, upon not less than ten (10) days prior written notice, pay to the Bank an amount equal to (i) the interest which would have otherwise been payable on the amount prepaid during the remaining term of the LIBOR Rate Period, less (ii) interest on the amount prepaid for such term computed at an interest rate equal to the yield-to-maturity which could be obtained on United States Treasury obligations, purchased in the market at the time of prepayment, having a remaining term and coupon rate comparable to the remaining term of the LIBOR Rate Period, and comparable to the applicable interest rate, as determined by the Bank in good faith, and certified to the Company, such certificate to be conclusive, absent manifest error. Any permitted partial prepayment of principal shall be in the amount of $100,000.00 or a whole multiple thereof, and in the case of the Term Note shall be applied upon installments of principal of the Term Note in inverse order of maturity.

                          (c)     FIXED RATE LOANS.  The Company shall have the
right to repay without premium all or a portion of any Fixed Rate Loan only on the expiration day of the applicable Fixed Rate Period. If any Fixed Rate Loan is prepaid at any other time, the Company shall pay to the Bank on demand such amount or amounts as the Bank determines in good faith is necessary to compensate it for any loss and expense sustained or incurred by the Bank with respect to such prepayment. Any permitted partial repayment of principal shall be in the amount of $100,000 or a whole multiple thereof, and in the case of the Term Note shall be applied upon installments of principal of the Term Note in inverse order of maturity.

                 2.6 USE OF PROCEEDS. The Company covenants to the Bank that the proceeds of the initial Advance shall be used to acquire the assets of the Heat Transfer Division of Ketema, Inc. pursuant to the terms of the Ketema Purchase Agreement.

                          The Company further covenants to the Bank that it
will use the proceeds advanced under this Agreement subsequent to the initial Advance for general working capital, and to acquire the assets of Gettys Corporation and Gettys Property Corporation pursuant to the terms of the Gettys Purchase Agreement.

                 2.7 SPECIAL PROVISIONS GOVERNING LIBOR RATE LOANS - INCREASED COSTS.

                          (a)     In the event that on any LIBOR Interest
Determination Date, the Bank shall have reasonably determined (which determination shall be final, conclusive and binding) that:

                                  (1)      by reason of conditions in the
London interbank market or of conditions affecting the position of any Bank in such market occurring after the date hereof, adequate fair means do not exist for establishing LIBOR, or

                                  (2)      by reason of (i) any applicable law
or governmental rule, regulation, guideline or order (or any written interpretation thereof and including any new law or governmental rule, regulation, guideline or order but excluding any of the foregoing relating to taxes referred to in Section 2.9 of this Agreement) or (ii) other circumstances affecting the Bank or the London interbank market or the position of the Bank in such market (such as, but not limited to, official reserve requirements), the LIBOR Rate does not represent the effective pricing to the Bank for U.S. dollar deposits of comparable amounts for the relevant period due to such increased costs then, the Bank shall give a notice by telephone, confirmed in writing, to the Company of such determination.

                          (b)     Thereafter, the Company shall pay to the Bank
upon written request therefor, such additional amounts as the Bank in its sole discretion, shall reasonably determine to be required to compensate the Bank for such increased costs. A certificate as to such additional amounts submitted to the Company by the Bank shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

                          (c)     In lieu of paying such additional amounts as
required by this Section, the Company may exercise the following options:

                                  (1)      If such determination relates only
to a conversion to a LIBOR Rate Loan then being requested by the Company pursuant to the terms hereof, the Company may, on such

LIBOR Interest Determination Date by giving notice by telephone to the Bank, withdraw such request.


                                  (2)      The Company may, by giving notice by
telephone to the Bank, require the Bank to convert the LIBOR Rate Loan then being requested to a Prime Rate Loan or Fixed Rate Loan, or to convert its outstanding LIBOR Rate Loan that is so affected into a Prime Rate Loan or Fixed Rate Loan at the end of the then current LIBOR Rate Period.

                 2.8      REQUIRED TERMINATION AND REPAYMENT OF LIBOR RATE
                          LOANS.

                          (a)     In the event the Bank shall have reasonably
determined, at any time (which determination shall be final, conclusive and binding but shall be made only after consultation with the Company and the
Bank), that the making or continuation of any or all of LIBOR Rate Loans by the
Bank:

                                  (1) has become unlawful by compliance by such Bank in good faith with any applicable law, governmental rule, regulation, guideline or order, or

                                  (2) would cause the Bank severe hardship as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market (such as, but not limited to disruptions resulting from political or economic events);

                          then, and in either such event, the Bank shall on
such date (and in any event as soon as possible after making such determination) give telephonic notice to the Company, confirmed in writing, of such determination, identifying which of the LIBOR Rate Loans are so affected.

                          (b)     The Company shall, upon the termination of
the then current LIBOR Rate Period applicable to each LIBOR Rate Loan so affected or, if earlier, when required by law, repay each such affected LIBOR Rate Loan, together with all interest accrued thereon.

                          (c)     In lieu of the repayment required by Section
2.8(b), the Company may exercise the following options:

                                  (1)      If the determination by the Bank
relates only to a LIBOR Rate Loan then being converted by the Company pursuant to the terms hereof, the Company may, on such date by giving notice by telephone to the Bank, withdraw such request for conversion.

                                  (2)      The Company may, by giving notice in
writing or by telephone to the Bank, require the Bank to convert the LIBOR Rate Loan then being converted to a Prime Rate Loan or Fixed Rate Loan or to convert any outstanding LIBOR Rate Loan or LIBOR Rate Loans that are so affected into a Prime Rate Loan or Fixed Rate Loan at the end of the then current LIBOR Rate Period (or at such earlier time as repayment is otherwise required to be made pursuant to Section 2.8(b)). Such notice shall pertain only to the LIBOR Rate Loan or LIBOR Rate Loans outstanding or to be outstanding during each such affected LIBOR Rate Period.

                 2.9 TAXES. If any taxes (other than taxes with respect to the income of the Bank), or duties of any kind shall be payable, or ruled to be payable, by or to any taxing authority of or in the United States, or any foreign country, or any political subdivision of any thereof, in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery performance, enforcement, or payment of principal or interest of or under the Note or this Agreement, or the making of a LIBOR Rate
Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination (excluding any taxes imposed on or measured by the net income of the Bank), the Company will:

                          (a)     pay on written request therefor all such
taxes or duties, including interest and penalty, if any,

                          (b)     promptly furnish the Bank with evidence of
any such payment, and

                          (c)     indemnify and hold the Bank and any holder or
holders of the Note harmless and indemnified against any liability or liabilities with respect to or in connection with any such taxes or the payment thereof or resulting from any delay or omission to pay such taxes; provided, however, the Company shall not be responsible for any such liability arising from the late payment of such taxes if such late payment was caused by the Bank's failure to notify the Company of the Company's obligation to pay such taxes prior to the due date therefor.

                 2.10 FACILITY FEE. The Company shall pay to the Bank on the date hereof as consideration for its execution of this Agreement, a facility fee of $25,000.

                 2.11 UNUSED LINE FEE. The Company agrees to pay to the Bank a fee computed at the rate of 1/8% per annum based on a 360-day year on the average daily unused amount of the total Commitment made available hereunder, which fee shall be payable monthly on the first day of each month after the date hereof until the Revolving Credit is finally and irrevocably paid in full or converted to the Term Credit.

                 2.12 COMMITMENT REDUCTION. The Company may, at any time by written notice to the Bank state its desire to reduce the Commitment of the Bank to any amount which is not less than the aggregate then outstanding principal amount of Advances. Any reductions of the Commitment shall not be reinstated at any future date and any partial reduction shall be in the amount of $1,000,000.00 or a whole multiple thereof. Two Business Days after receipt of such reduction notice, the obligation of the Bank to make Advances hereunder shall be limited to its Commitment as reduced pursuant to such notice.

                 2.13 PAYMENTS. All payments of interest, principal, fees and other expenses by the Company under this Agreement shall be made in immediately available funds not later than 12:00 p.m. on the due date at the Bank's office, unless such amount is paid by the Bank's debiting a deposit account of the Company.

                 2.14 CHARGE TO ACCOUNT. On the date that any principal of or interest on the Notes, or any fees or charges payable under this Agreement, are due, the Company authorizes the Bank to debit the deposit account of the Company maintained with the Bank, Account No. 750-00509-2, on such due date in an amount equal to such unpaid principal, interest, fees or charges, as applicable.


              ARTICLE III.  CONDITIONS TO THE EXTENSION OF CREDIT
                            -------------------------------------

                 3.1 CONDITIONS TO EXTENSION OF CREDIT. The Bank's agreement to extend the Credit shall be effective only upon fulfillment of the following conditions at the date of the execution of this Agreement:

                          (a)     CORPORATE ACTION.  The Company shall have
taken all necessary and appropriate corporate action and the Board of Directors of the Company shall have adopted resolutions authorizing the Credit, the execution and delivery of this Agreement, the Note, and the taking of all action required of the Company by this Agreement; and the Company shall have furnished to the Bank copies certified as of the date of the execution of this Agreement of such corporate resolutions and such other corporate documents as the Bank shall reasonably request.

                          (b)     CORPORATE DOCUMENTS.  There shall have been
furnished to the Bank a general certificate from the Secretary of the Company including: (i) certificates of the Company's good standing duly issued of recent date by the Secretary of State of Delaware and the Secretary of State of New York; (ii) a Franchise Tax Report duly issued of recent date by the Secretary of State of New York indicating that the Company does not owe franchise taxes and that no franchise tax reports are due; (iii) copies of the certificate of incorporation and by-laws of the Company, certified by its Secretary as of the date of the execution of this Agreement; (iv) an incumbency certificate specifying the officers of the Company, together with their specimen signatures; and (v) such other certifications and exhibits as the Bank may reasonably request.

                          (c)     REVOLVING NOTE.  The Company shall have
executed and delivered to the Bank the Revolving Note, appropriately completed, evidencing the Company's obligation to repay the Revolving Credit.

                          (d)     OPINION.  Independent counsel for the Company
and its Subsidiaries, Jaeckle, Fleischmann & Mugel, shall have furnished to the Bank, its favorable opinion, in form and content satisfactory to the Bank and its counsel, dated the date of the execution of this Agreement, as to the matters referred to in Sections 4.1, 4.2, 4.3, 4.5, 4.6 and 4.7 of this Agreement.

                          (e)     CERTIFICATES.  The Company shall have caused
to be delivered to the Bank a Compliance Certificate appropriately completed and insurance certificates, binders or policies evidencing compliance with
Section 5.6 of this Agreement.

                          (f)     OTHER MATTERS.  All matters incidental to the
execution and delivery of this Agreement and the Note and all action required on the part of the Company by this Agreement, shall be satisfactory to the Bank and its counsel.

                 3.2 CONDITIONS TO SUBSEQUENT EXTENSIONS OF CREDIT. Subsequent to the satisfaction of the conditions set forth in Section 3.1, each request to the Bank for an Advance shall constitute confirmation by the Company of all the matters set forth in the form of the Compliance Certificate as of the date of the Advance in the same manner as if a written Compliance Certificate had been delivered, and the statements made shall be true on the date of such extension of credit. No Advance shall be made if such certification is not made or if the Bank believes that a Default or an Event of Default exists.


                  ARTICLE IV.   REPRESENTATIONS AND WARRANTIES
                                ------------------------------

                 The Company makes the following representations and warranties, which shall be deemed to be continuing representations and warranties so long as any indebtedness of the Company to the Bank arising hereunder including indebtedness for fees and expenses, shall remain unpaid or the Commitment shall remain in effect:

                 4.1 GOOD STANDING AND AUTHORITY. The Company and each of the Subsidiaries, other than API Ketema Inc. is a corporation, duly organized, validly existing, and in good standing under the laws of the state and country of their incorporation; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification, which singly or in the aggregate is material to the operations of the Company on a Consolidated basis; and has all necessary power and authority to enter, as appropriate, this Agreement and to execute, deliver and perform this Agreement, the Notes and any other document executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary corporate and shareholder action.

                 4.2 API KETEMA INC. API Ketema Inc. is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Texas; has power and authority to enter into the Ketema Purchase Agreement and to transact the business in which it is engaged, and is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification.

                 4.3 VALID AND BINDING OBLIGATION. This Agreement, the Revolving Note and any other document executed in connection herewith have been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company and each Subsidiary, as the case may be enforceable against the Company, in accordance with their respective terms.
The Term Note when executed and delivered will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                 4.4 GOOD TITLE. The Company and each of its Subsidiaries has good and marketable title or a valid leasehold interest to all of its assets, none of which is subject to any Lien except Permitted Encumbrances or in favor of the Bank.

                 4.5 NO PENDING LITIGATION. There are not any actions, suits, proceedings (whether or not purportedly on behalf of the Company or any Subsidiary) or investigations pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any basis therefor, which, if adversely determined, would, in any case or in the aggregate, materially adversely affect the property, assets, financial condition or business of the Company on a Consolidated basis or materially impair the right or ability of the Company or any Subsidiary to carry on its operations substantially as now conducted or anticipated to be conducted in the future, or which question the validity of this Agreement, the Notes or other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

                 4.6 NO CONSENT OR FILING. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person is required on the part of the Company or any Subsidiary in connection with the valid execution, delivery or performance of this Agreement, the Notes or other documents required by this Agreement or in connection with any of the transactions contemplated thereby.

                 4.7 NO VIOLATIONS. Neither the Company nor any Subsidiary is in violation of any term of its certificate of incorporation or by-laws or operating agreement, or of any material provision of any mortgage, borrowing agreement or other instrument or agreement pertaining to Indebtedness for borrowed money. Neither the Company nor any Subsidiary is in violation in any material respect of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a material and adverse effect upon its business or assets. Neither the Company nor any Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or of any statute, rule or regulation of any competent governmental authority. The execution and delivery of this Agreement, the Notes and other documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any Lien upon any properties or assets except in favor of the Bank. There exists no fact or circumstance not disclosed in this Agreement, in the documents furnished in connection herewith, the Company's filings under the Securities Exchange Act of 1934, or in the financial projections furnished to the Bank which materially adversely affects or in the future (so far as the Company can now foresee) may materially adversely affect the condition, business or operations of the Company on a Consolidated basis, except those facts and circumstances which generally affect all Persons engaged in the Company's lines of business.

                 4.8 FINANCIAL STATEMENTS. The Company has made available to the Bank audited financial statements of the Company on a Consolidated basis showing the Company's financial condition as of December 29, 1995 and its cash flows for the fiscal year then ended, prepared by Price Waterhouse, LLP, which statements represent fairly the results of the Company's operations and transactions as of the dates and for the period referred to. All financial statements have been prepared in accordance with GAAP consistently applied throughout the intervals involved. Since the date of the last such financial statements to the date of execution hereof, there have not been any material adverse changes in the financial condition of the Company from that disclosed in such financial statements. No material portion of the property or assets shown in the financial statements delivered to the Bank has been materially adversely affected as the result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.

                 4.9 TAX RETURNS. The Company has duly filed all federal and other tax returns required to be filed for itself and all Subsidiaries, and has duly paid, or caused its Subsidiaries to pay, all taxes required by such returns. The Company has not received any assessment by the Internal Revenue Service or other taxing authority for additional unpaid taxes which has not been satisfied.

                 4.10 FEDERAL REGULATIONS. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying "margin stock" (as defined in Regulations G and U issued by the Board of Governors of the Federal Reserve System). Likewise, neither the Company nor any Subsidiary intends to carry or purchase any such "margin stock" with the proceeds of any Loan or to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any such "margin stock". Neither the Company nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 4.11 ERISA MATTERS. No Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Plan; neither the Company nor any Subsidiary has withdrawn from any Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal; neither the Company nor any Subsidiary has incurred any withdrawal liability, including contingent withdrawal liability, to any Plan pursuant to Title IV of ERISA; neither the Company nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event has occurred and is continuing; and no Plan or other "employee pension benefit plan" as defined in Section 3(2) of ERISA to which the Company or any Subsidiary is a party has an "accumulated funding deficiency" (whether or not waived) as defined in Section 302 of ERISA or in
Section 412 of the Code. Each Plan and each other "employee benefit plan" as defined in Section 3(3) of ERISA to which the Company or any Subsidiary is a party is in substantial compliance with ERISA, and no such plan, nor any administrator, trustee or fiduciary thereof, to the best knowledge of the Company, has engaged in a prohibited transaction described in
Section 406 of ERISA or in Section 4975 of the Code.

                 4.12 SUBSIDIARIES. The Company has no Subsidiaries except as listed in Schedule 4.12 of this Agreement.

                 4.13 COMPLIANCE. The present conduct of the business and operations of the Company and each Subsidiary and the present ownership and use of each asset of the Company and each Subsidiary are in compliance in all material respects with each applicable statute, regulation and other law (including, but not limited to, the Environmental Protection Act, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act), except where non- compliance would not result in a material adverse effect, singly or in the aggregate to the Company on a Consolidated basis, upon its business or assets. Each authorization, approval, permit, consent, franchise and license from, each registration and filing with, each declaration, report and notice to, and each other act by or relating to, any Person necessary for the present or anticipated conduct of the business or operations of, or for the present or anticipated ownership or use of any asset, material singly or in the aggregate to the Company on a Consolidated basis has been duly obtained, made, given or done, and is in full force and effect.

                 4.14 FISCAL YEAR. The fiscal year of the Company ends on the Friday closest to December 31 each year.

                 4.15 DEFAULT. There does not exist any Default or Event of Default.

                 4.16 INDEBTEDNESS FOR BORROWED MONEY. The Company and each of its Subsidiaries have no Indebtedness arising from the borrowing of any money, except for Indebtedness committed or outstanding on the date of this Agreement pursuant to any lease, loan or credit facility fully and accurately described in Schedule 4.16 to this Agreement.

                 4.17 SECURITIES. Each outstanding share of stock, debenture, bond, note and other security of the Company and each Subsidiary has been validly issued in full compliance with each statute, regulation and other law, and, if a share of stock, is fully paid and nonassessable.

                 4.18 ENVIRONMENTAL MATTERS. Except for situations which are not unlawful under the Environmental Laws and have no material impact:

                          (a)  No above ground or underground storage tanks
containing Hazardous Substances are or have been located on any property owned, leased or operated by the Company or any Subsidiary, except for tanks which have been registered and are being maintained in accordance with all Environmental Laws.

                          (b)  No property owned, leased or operated by the
Company or any Subsidiary is or has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance, except for the storage, treatment, generation, transportation, processing or handling of Hazardous Substances in compliance with all applicable Environmental Laws.

                          (c)  No Release of a Hazardous Substance, which would
be in violation of any law, has occurred or is threatened on, at, from or near any property owned, leased or operated by the Company or any Subsidiary.

                          (d)  Neither the Company nor any Subsidiary is
subject to any existing, pending or, to the knowledge of the Company, threatened suit, claim, notice of violation or request for information under any of the Environmental Laws except as disclosed in the Company's December 29, 1995 audited financial statements.

                          (e)  The Company and each Subsidiary are in
compliance with all Environmental Laws to the effect that any violation would not have a material adverse effect upon the business or operations of the Company on a Consolidated basis.

                          (f)     All Environmental Permits have been obtained
and are in full force and effect.

                          (g)     There are no agreements, consent orders,
decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of any property owned, leased or operated by the Company or any Subsidiary which require any change in condition or any work, repairs, construction, containment, clean up, investigation, study, removal or other remedial action or capital expenditures.

                 4.19 KETEMA PURCHASE. The Company will deliver or cause to be delivered to the Bank within five (5) days of the closing of the Ketema Purchase Agreement, a true, correct and complete copy of the Ketema Purchase Agreement; and such other documents executed and delivered in connection therewith, which the Bank may reasonably request, to evidence the closing of the transactions contemplated in the Ketema Purchase Agreement.

                      ARTICLE V.    AFFIRMATIVE COVENANTS
                                    ---------------------

                 During the term of this Agreement, and so long thereafter as any indebtedness of the Company to the Bank arising hereunder, including any indebtedness for fees and expenses, shall remain unpaid, the Company will:

                 5.1 PAYMENTS. Duly and punctually pay or cause to be paid the principal of and interest on all indebtedness and all fees incurred by it pursuant to this Agreement in the manner set forth in this Agreement.

                 5.2 FUTURE FINANCIAL STATEMENTS. Furnish to the Bank (a) within one hundred twenty (120) days after, and as at the close of, each fiscal year of the Company, a Consolidated balance sheet and Consolidated statements of income, retained earnings and changes in financial position (or cash flow statement, as applicable) for the Company and all Subsidiaries, each examined and reported upon by Price Waterhouse LLP or another independent certified public accounting firm reasonably satisfactory to Company and the Bank, and prepared in accordance with GAAP, which report shall not contain any qualification or disclaimer of opinion by reason of audit limitations imposed by the Company, together with a Compliance Certificate certified by an appropriate financial officer of the Company; (b) within forty-five (45) days after and as at the close of each of its first three fiscal quarters of each year, a Consolidated balance sheet and related Consolidated statement of income and retained earnings and changes in financial position of the Company and all Subsidiaries for the previous fiscal quarter and from the beginning of the fiscal year to the end of such fiscal quarter, prepared by the Company in accordance with GAAP, and certified by an appropriate financial officer of the Company, together with a Compliance Certificate; (c) promptly, after preparation, copies of all such proxy statements, financial statements and reports which the Company sends to its stockholders, and copies of all regular, periodic and special reports, as well as all registration statements, which the Company files with the Securities and Exchange Commission, including, but not limited to, Forms 10-K and 10-Q; (d) upon request of the Bank, a copy of each Form 5500 Series Annual Report and PBGC Form I filed with the Pension Benefit Guaranty Corporation, with respect to each Plan; (e) with respect to each Plan, upon request of the Bank, and in any event, within thirty (30) days after the Company knows or has reason to know that any Reportable Event has occurred, that any Plan whose assets are not sufficient for benefit liabilities within the meaning of Section 4041(d) of ERISA is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA or that the Company will or may incur any liability to or on account of a Plan under Section 4062, 4063, 4064 or 4202 of ERISA, the statement of the principal financial officer of the Company, setting forth the details thereof and the action which the Company proposes to take with respect thereto; and (f) such other information respecting the business or the condition or operations, financial or otherwise, of the Company as the Bank may from time to time reasonably request.

                 5.3 NOTICE. Promptly notify the Bank in writing of (a) any pending or future audits in excess of $500,000 of the Company's federal income tax returns by the Internal Revenue Service as soon as Company has knowledge thereof, and the results of each such audit after its completion; (b) any default by the Company in the performance of, or any modifications of, any of the terms or conditions contained in any material agreement, mortgage, indenture or instrument to which the Company is a party or which is binding upon the Company and of any default by the Company in the payment of any of its indebtedness for borrowed money. The Company shall not, however, be required to so notify the Bank of modifications of terms or provisions of those documents or agreements pertaining to its transactions in the ordinary course of business (not concerning its indebtedness for borrowed money) which do not materially and adversely affect the business or assets of the Company.

                 5.4 TAXES. Promptly pay and discharge, and cause each of its Subsidiaries to pay and discharge, all of the Company's or such Subsidiary's taxes, assessments and other governmental charges (including any charged or assessed on the issuance of the Notes) prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits; provided, however, that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity or amount is being contested in good faith and by appropriate proceedings diligently conducted, and that while any tax, assessment or charge is being contested, enforcement of such contested item is effectively stayed.

                 5.5 BOOKS AND RECORDS. Maintain true and complete records and books in accordance with GAAP.

                 5.6 CORPORATE STANDING. Maintain, and cause each Subsidiary to maintain, its corporate, partnership or limited liability company existence in good standing; remain or become, and cause each Subsidiary to remain or become, duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing; and preserve and maintain, and cause each Subsidiary to preserve and maintain, all of its rights, privileges and franchises necessary in the normal course of its business; provided, however, nothing in this Section 5.6 shall prohibit the Company from merging any Subsidiary into the Company or into another Subsidiary, or from liquidating any Subsidiary or Subsidiaries with an individual or aggregate value of $200,000 or less.

                 5.7 DISCHARGE OF OBLIGATIONS. Cause to be paid and discharged all obligations when due and all lawful taxes, assessments and governmental charges or levies imposed upon the Company or any Subsidiary, or upon any property, real, personal or mixed, belonging to the Company or any Subsidiary, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon the property or any part of it unless such obligations, taxes, assessments, charges, levies or claims are being contested in good faith by the Company by appropriate legal proceedings diligently conducted.

                 5.8 INSURANCE. (a) Keep, and cause each Subsidiary to keep, all its property so insurable insured at all times with responsible insurance carriers reasonably satisfactory to the Bank against fire, theft and other risks in coverage, form and amount reasonably satisfactory to the Bank;
(b) keep, and cause each Subsidiary to keep, adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property and under all applicable worker's compensation laws; (c) promptly deliver to the Bank certificates of insurance or any of those insurance policies required to be carried pursuant hereto; and
(d) cause each such insurance policy to contain a thirty (30) day notice of cancellation or material change in coverage provision satisfactory to the Bank.

                 5.9 EXAMINATIONS. Permit the Bank or its agents at all reasonable times to visit and inspect any and all properties of the Company or any Subsidiary and to examine and make extracts from or copies of any of the Company's or its Subsidiary's books, ledgers, reports, correspondence and other records, and discuss their affairs, finances and accounts with officers of the Company.

                 5.10 LITIGATION. Promptly notify the Bank in writing as soon as the Company has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim, or administrative proceeding against, or investigation of, the Company or any Subsidiary to which the Company or any Subsidiary is a party by or before any regulatory body or governmental agency (a) the outcome of which is expected to involve more than $500,000.00 above the amount fully covered by insurance, singularly or cumulatively, or (b) which questions the validity of this Agreement, any of the Notes, or any action taken or to be taken pursuant to any of the foregoing; and furnish or cause to be furnished to the Bank such information regarding the same as the Bank may request.

                 5.11 JUDGMENTS. Promptly notify the Bank in writing as soon as the Company has knowledge thereof, of any judgment, order or award of any court, agency or other governmental agency or any arbitrator, (a) the outcome of which may materially and adversely affect the finances or operations of the Company or any Subsidiary or the Company's ability to fulfill its obligations hereunder or which involves more than $500,000.00 singularly or cumulatively above the amount fully covered by insurance, or (b) renders invalid this Agreement, any of the Notes or any action taken or to be taken pursuant to any of the foregoing, and furnish or cause to be furnished to the Bank such information regarding the same as the Bank may request.

                 5.12 NOTICE. Promptly notify the Bank in writing with full details of any Default or Event of Default.

                 5.13     ENVIRONMENTAL COMPLIANCE.

                          (a)     Comply in all material respects with all
Environmental Laws.

                          (b)     Not cause or permit any change to be made in
the present or intended use of any property owned, leased or operated by the Company or any Subsidiary which would (i) involve the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance to the extent such storage, treatment, generation, transportation, processing, handling, production or disposal is or results in a violation of any Environmental Law or the use of any such property as a landfill or other waste disposal site, (ii) violate any applicable Environmental Laws, (iii) constitute non-compliance in any material respect with any Environmental Permit or (iv) increase in any material respect the risk of a Release.

                          (c)     Promptly notify the Bank in the event of the
Disposal of any Hazardous Substance at any property owned, leased or operated by the Company, or in the event of any Release, or threatened Release, of any Hazardous Substance, from any such property.

                          (d)     Deliver promptly to the Bank (i) copies of
any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the Company's operations; and (ii) copies of any documents submitted by the Company to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations.

                 5.14 COMPLIANCE WITH LAW. Comply in all material respects with all applicable laws and governmental rules and regulations.

                 5.15 GETTYS PURCHASE AGREEMENT. Promptly deliver or cause to be delivered to the Bank when executed a true, correct and complete copy of the asset purchase agreement between Gettys Corporation and Gettys Property Corporation and the Company, and all such other documents, executed and delivered in connection therewith which the Bank reasonably requests to evidence the closing of the transactions contemplated in such agreement.

                 5.16 OTHER ACTS. Execute and deliver, or cause to be executed and delivered, to the Bank all further documents and perform all other acts and things which the Bank reasonably deems necessary or appropriate to protect the Bank's rights and interests under this Agreement.

                        ARTICLE VI.   NEGATIVE COVENANTS
                                      ------------------

                 During the term of this Agreement and so long thereafter as any of the Indebtedness of the Company to the Bank arising hereunder, including any indebtedness for fees and expenses, shall remain unpaid, neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Bank:

                 6.1 BUSINESS OPERATIONS. Make or permit to be made any change in the character of its business or operations which could have a material adverse effect on the Company.

                 6.2 GUARANTIES. Guarantee, endorse or otherwise be or become liable or contingently liable in connection with the obligations or indebtedness of any other Person (excluding any Subsidiary), directly or indirectly, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise except (i) as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business; and (ii) guaranties of obligations not to exceed $2,000,000 in the aggregate at any time.

                 6.3 LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, or pledge or encumber any assets, except (i) purchase money security interests in office equipment leased or purchased in the ordinary course of the Company's business, (ii) Liens in favor of the Bank, or (iii) Permitted Encumbrances listed on Schedule 6.3 hereto.

                 6.4 COMPLIANCE WITH LAW. Violate any law or regulation, order, writ, injunction or decree of any court or governmental instrumentality or breach in any material respect any material agreement to which Company or any Subsidiary is subject.

                 6.5 MERGERS. Merge or consolidate with or into any other firm, corporation or limited liability company unless the Company is the surviving entity after giving effect to such merger or consolidation; provided, however, nothing herein shall prevent the merger of a Subsidiary into another Subsidiary or into the Company.

                 6.6 PENSIONS. Terminate any Plan so as to result in any material liability of the Company to the Pension Benefit Guaranty Corporation or permit to exist any occurrence of any Reportable Event or other event or condition, which presents a material risk of such termination by the Pension Benefit Guaranty Corporation.

                 6.7 DISPOSAL OF HAZARDOUS SUBSTANCES. Cause or permit the Disposal of Hazardous Substances in violation of any Environmental Law at any property owned, leased or operated by the Company or any of its Subsidiaries.

                 6.8 SALE OF ASSETS. Convey, sell, transfer, lease or sell and lease back all or more than five percent (5%) of its property, assets, or business to any other Person, except for sales of inventory in the ordinary course of business.

                 6.9 LEASE RENTALS. Pay rentals under any operating or true leases which are not capitalized on the Company's books in excess of $1,000,000 in the aggregate during any fiscal year.

                 6.10 CAPITAL EXPENDITURES. For any one fiscal year, make or incur aggregate Capital Expenditures in excess of seven and one-half percent (7-1/2%) of the Company's net sales as shown on the Company's audited financial statements for such fiscal year; provided, however, for fiscal 1996 capital expenditures for the Company's new Air Technologies Division made under the existing industrial revenue bond financing shall be excluded from the limitations of this Section.

                 6.11 INTEREST COVERAGE RATIO. Permit as of the end of any period of four consecutive fiscal quarters of the Company, the ratio of Earnings before Interest and Taxes of the Company to interest payable on Total Liabilities to be less than 1.5 to 1.0.

                 6.12 DEBT-TO-TANGIBLE-NET WORTH RATIO. Permit at any time the ratio of Total Liabilities of the Company, on a Consolidated basis, to Tangible Net Worth of the Company, on a Consolidated basis, to be greater than the 2.0 to 1.0.

                 6.13 DEBT SERVICE COVERAGE RATIO. Permit, as of the end of any fiscal year of the Company, on a Consolidated basis, the ratio of (a) net income of the Company after taxes plus depreciation and amortization, to (b) current maturities of the Company's long term Indebtedness, to be less than 1.5 to 1.0.

                 6.14 CURRENT RATIO. Permit at any time the ratio of Current Assets of the Company on a Consolidated basis to Current Liabilities of the Company, on a Consolidated basis to be less than 1.5 to 1.0.

                 6.15 WORKING CAPITAL. Permit the Company's net working capital, on a Consolidated basis, to be less than $7,000,000, at any time, such net working capital to be computed in accordance with GAAP.


                             ARTICLE VII.  DEFAULT
                                           -------

                 7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an event of default (individually, "EVENT OF DEFAULT," or, collectively, "EVENTS OF DEFAULT"):

                          (a)     NONPAYMENT.  Nonpayment within three (3) days
after the same becomes due whether by acceleration or otherwise of principal of, or interest on, the Notes, or of any fee or premium provided for hereunder.

                          (b)     NEGATIVE COVENANTS.  Default in the
observance of any of the covenants or agreements of the Company contained in
Article VI of this Agreement.

                          (c)     OTHER COVENANTS.  Default in the observance
of any of the covenants or agreements of the Company contained in this Agreement, other than those specified in Section 5.1, Article VI or Section 7.1(b) hereof, which is not remedied within thirty (30) days after notice thereof by the Bank to the Company.

                          (d)     VOLUNTARY INSOLVENCY PROCEEDINGS.  If the
Company or any Subsidiary (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for the Company or any Subsidiary or any of the Company's or any Subsidiary's assets, including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal

Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, the Company or any Subsidiary.

                          (e)     INVOLUNTARY INSOLVENCY PROCEEDINGS.  The
appointment of a receiver, trustee, custodian or officer performing similar functions for the Company or any Subsidiary or any of the Company's or any Subsidiary's assets, including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; or the filing against the Company or any Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against the Company or any Subsidiary of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of the Company or any Subsidiary, and the failure to have such appointment vacated or such filing, petition or proceeding dismissed within ninety (90) days after such appointment, filing or institution.

                          (f)     REPRESENTATIONS.  If any certificate,
statement, representation, warranty or financial statement furnished by or on behalf of the Company or any Subsidiary pursuant to or in connection with this Agreement (including, without limitation, representations and warranties contained herein) or as an inducement to the Bank to enter into this Agreement or any other lending agreement with the Company or its Subsidiaries shall prove to have been false in any material respect at the time as of which the facts therein set forth were represented, or to have omitted any substantial contingent or unliquidated liability or claim against the Company or any Subsidiary required to be stated therein, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed by the Company to the Bank at or prior to the time of such execution.

                          (g)     OTHER INDEBTEDNESS AND AGREEMENTS.
Nonpayment by the Company or any Subsidiary of any Indebtedness (other than as evidenced by the Notes) owing by the Company or any Subsidiary when due (or, if permitted by the terms of the applicable document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or failure to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any Indebtedness owing by the Company or any Subsidiary when required to be performed if the effect of such failure is to accelerate or to permit the holder to accelerate the maturity of any Indebtedness in excess of $500,000 individually and in the aggregate.

                          (h)     JUDGMENTS.  If any judgment or judgments in
excess of $500,000.00 in the aggregate (other than any judgment or portion thereof for which it is fully insured) against the Company or any of its Subsidiaries remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days after entry thereof.

                          (i)     PENSION DEFAULT.  The existence or happening
of any of the following events and conditions, provided that the event or condition, together with all other events or conditions in clauses i. through
vi. below, if any, would subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities under ERISA in the aggregate material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole:

                                  i.       the Company or any of its
Subsidiaries (or any officer or director thereof) shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,

                                  ii.      any "accumulated funding deficiency"
(as defined in Section 302 of ERISA), shall exist with respect to any Plan,

                                  iii.     with respect to any Multiemployer
Plan, the Company or any Commonly Controlled Entity fails to make a contribution required to be made thereto, or withdraws therefrom,

                                  iv.      a Reportable Event shall occur with
respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan which is not a Multiemployer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (b), (d) or
(e) of ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be,

                                  v.       any Plan shall terminate for
purposes of Title IV of ERISA, or

                                  vi.      any tax, penalty or other
liabilities under ERISA imposed upon the Company or any of its Subsidiaries as a result of the acquisition by the Company or any of its Subsidiaries of part or all of the business operations of Ketema, Inc., Gettys Corporation and Gettys Property Corporation.

                 7.2      EFFECTS OF AN EVENT OF DEFAULT.

                          (a)     Upon the happening of one or more Events of
Default (except a default under either Section 7.1(d) or 7.1(e) hereof), the Bank may declare any obligations it may have hereunder to be canceled and the principal of the Notes then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement. Upon any acceleration of the principal of the Notes, the Note then outstanding shall become immediately due and payable without presentation, demand or further notice of any kind to the Company, and any obligations the Bank may have to make Advances and Loans shall be immediately canceled.

                          (b)     Upon the happening of one or more Events of
Default under Section 7.1(d) or 7.1(e) hereof, the Bank's obligations hereunder shall be canceled immediately, automatically and without notice, and the Note then outstanding shall become immediately due and payable without presentation, demand or notice of any kind to the Company.

              ARTICLE VIII.   INDEMNIFICATION - COSTS AND EXPENSES
                              ------------------------------------

                 8.1 INDEMNIFICATION. The Company agrees to indemnify, defend, and hold harmless the Bank from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Bank or any other Person as a result of the presence of, Release of or threatened Release of Hazardous Substances on, in, under or near any property owned or operated by the Company or any Subsidiary. The liability of the Company under the covenants of this Section and Article II are not limited by any exculpatory provisions in this Agreement and shall survive repayment of the Notes, or any transfer or termination of this Agreement regardless of the means of such transfer or termination.

                 8.2 EXPENSES. The Company shall reimburse the Bank promptly upon request of the Bank for all of its reasonable counsel fees incurred in connection with this Agreement and with any indebtedness subject hereto and for any taxes (other than taxes measured by the Bank's net income), filing fees, recording fees and appraisal fees which the Bank may be required to pay in connection with the execution and delivery of this Agreement, the Notes and the other documents executed and delivered in connection therewith. The Company shall further reimburse the Bank upon demand of the Bank for any expenses, including, without limitation, counsel fees and out-of-pocket expenses incident to the enforcement of any provision of this Agreement, the Notes, or any other document executed in connection with this Agreement.

                          ARTICLE IX.    MISCELLANEOUS
                                         -------------

                 9.1 AMENDMENTS AND WAIVERS. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement subscribed by duly authorized officers of the Company and the Bank.

                 9.2 DELAYS AND OMISSIONS. No course of dealing and no delay or omission by the Bank in exercising any right or remedy hereunder or with respect to any Indebtedness of the Company to the Bank shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of the Bank hereunder are cumulative.

                 9.3 ASSIGNMENTS. The Company shall not assign or otherwise transfer any of the rights pursuant to this Agreement without the prior written consent of the Bank, and any such assignment or other transfer without such prior written consent shall be void. No consent by the Bank to any such assignment or other transfer shall release the Company from any indebtedness, liability or obligation of the Company pursuant to this Agreement.

                 9.4 SUCCESSORS AND ASSIGNS. Company, Subsidiary, and Bank as such terms are used herein shall include the legal representatives, successors and assigns of those parties.

                 9.5 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, unless otherwise expressly provided herein, and shall be deemed to have been given or made when delivered by hand or by Facsimile (with a copy by regular mail), three (3) Business Days after being delivered to a courier for overnight delivery or five (5) Business Days after being deposited in the first class United

States mail, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

         To the Company:          American Precision Industries Inc.
                                  2777 Walden Avenue
                                  Cheektowaga, New York  14225-4719
                                  Attn:  John M. Murray
                                  Facsimile No.  716-684-2155

         With a copy (which       Jaeckle, Fleischmann & Mugel
         shall not constitute     Fleet Bank Building
         notice) to:              Twelve Fountain Plaza
                                  Buffalo, New York  14202-2292
                                  Facsimile No.  716-856-0452

         To the Bank:             Marine Midland Bank
                                  Regional Commercial Banking
                                    Department
                                  One Marine Midland Center
                                  Buffalo, New York  14203
                                  Attn:  Manager
                                  Facsimile No. 716-855-0384

         With a copy (which       Phillips, Lytle, Hitchcock, Blaine
         shall not constitute       & Huber
         notice) to:              3400 Marine Midland Center
                                  Buffalo, New York   14203
                                  Attn:  Raymond H. Seitz, Esq.
                                  Facsimile No. 716-852-6100

                 9.6 GOVERNING LAW. This Agreement, the transactions described herein and the obligations of the parties hereto shall be construed under, and governed by, the laws of the State of New York, without regard to principles of conflict of laws.

                 9.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the Bank and the Company on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement.

                 9.8 TITLES. Titles to the sections of this Agreement are solely for the convenience of the parties, and are not an aid in the interpretation of this Agreement or any part thereof.

                 9.9 INCONSISTENT PROVISIONS. The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

                 9.10 JURY TRIAL WAIVER. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WHICH IT MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO.

                 9.11 CONSENT TO JURISDICTION. THE COMPANY AND THE BANK AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES IN THE WESTERN DISTRICT OF NEW YORK, AND THE COMPANY AND THE BANK WAIVE PERSONAL SERVICE OF PROCESS AND AGREE THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE COMPANY OR THE BANK, AS APPROPRIATE, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers, all on the 29th day of March, 1996.


(SEAL)                            AMERICAN PRECISION INDUSTRIES INC.


                                  By /s/ John M. Murray, V.P.-Finance
                                     ------------------------------------
                                                           (Title)



(SEAL)                            MARINE MIDLAND BANK


                                  By /s/ Cary J. Haller
                                     ------------------------------------
                                     Cary J. Haller
                                     Vice President


SSSor/cw

                                   EXHIBIT A
                                   ---------

                                 REVOLVING NOTE
                                 --------------

$20,000,000.00                                                 Buffalo, New York
                                                                  March 29, 1996


         FOR VALUE RECEIVED, AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation (Company), promises to pay to the order of MARINE MIDLAND BANK
(Bank) at its office at One Marine Midland Center, Buffalo, New York 14203, or, at holder's option, at such other place as may be designated from time to time by the holder, in lawful money of the United States of America, on or before March 29, 1999 (Termination Date), the lesser of the principal sum of TWENTY MILLION DOLLARS ($20,000,000.00) or the aggregate unpaid principal amount of all Advances made by Bank pursuant to Section 2.1 of the Credit Agreement between Company and Bank of even date herewith, as the same may from time to time be amended, supplemented or otherwise modified (Agreement), together with interest on the unpaid principal amount hereof at the rates and on the terms set forth in Sections 2.3 and 2.4 of the Agreement. Within the limits of the Revolving Credit, Company may borrow, repay and reborrow. All capitalized terms used, but not defined in this Note, shall have the meanings specified in the Agreement.

         Interest shall be payable monthly on the first day of each month, on the Termination Date, and in the case of LIBOR Rate Loans, on the last day of each applicable LIBOR Rate Period, if earlier.

         Bank is authorized to inscribe the date of the making of each Advance, the amount of each Advance, its character as a Prime Rate Loan, a LIBOR Rate Loan or a Fixed Rate Loan, the date on which each LIBOR Rate Period and each Fixed Rate Period shall begin and end, each payment or prepayment of principal, and the aggregate unpaid principal balance of this Note, on the schedule on the reverse side hereof and constituting a part hereof, or on any continuation thereof, which shall be attached hereto and made a part hereof (Schedule).

         Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by Bank to make, and no error by Bank in making, any inscription on the Schedule shall affect Company's obligation to repay the full principal amount advanced by Bank to or for the account of Company, or Company's obligation to pay interest thereon at the agreed upon rate.

         If this Note becomes due and payable on a day other than a Business Day, the maturity hereof shall be extended to the next succeeding Business Day, and Company will pay interest at the aforesaid rate until the date of actual receipt of payment by the holder of this Note.

         No failure by the holder hereof to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right of power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

         No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by duly authorized officers of Company and the holder hereof.

         This Note evidences a borrowing under and is entitled to the benefits of the Agreement, to which reference is hereby made with respect to prepayment, conversion rights and rights of acceleration of the principal hereof on the occurrence of certain events.

         Company hereby waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

         Company agrees to pay on demand by the Bank all costs and expenses incurred by the holder in preserving holder's rights, enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, actual attorneys' fees and expenses.

         This Note shall be construed under, and governed by the internal laws of the State of New York without regard to principles of conflicts of law.



(SEAL)                                     AMERICAN PRECISION INDUSTRIES INC.


                                           By_____________________________
                                                                  (Title)
SSSor/be

                                    SCHEDULE

                      ADVANCES AND REPAYMENTS OF PRINCIPAL



=============================================================================================================================
                                                             LIBOR
                                       BASIS OF            INTEREST
                                       INTEREST           RATE PERIOD
                                     RATE (PRIME           OR FIXED            AMOUNT OF
                   AMOUNT OF         RATE, LIBOR           INTEREST            PRINCIPAL         OUTSTANDING        NOTATION
                     LOAN              RATE OR            RATE PERIOD           PAID OR           PRINCIPAL         MADE BY
     DATE                            FIXED RATE)             DATES              REPAID             BALANCE
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================

                                   EXHIBIT B
                                   ---------
                                   TERM NOTE
                                   ---------

$_____________                                                 Buffalo, New York
                                                                  March __, 1999


         FOR VALUE RECEIVED, AMERICAN PRECISION INDUSTRIES INC., a
Delaware corporation (Company), promises to pay to the order of MARINE MIDLAND BANK (Bank) at its office at One Marine Midland Center, Buffalo, New York 14203, or, at holder's option, at such other place as may be designated from time to time by the holder, in lawful money of the United States of America, on or before [April 1, 2003], the principal sum of __________________ DOLLARS ($_____________) payable in forty-eight (48) monthly installments as follows: forty-seven (47) equal monthly installments of principal of $__________ each, commencing [May 1, 1999], and payable on the first day of each month thereafter to and including [March 1, 2003], followed by one (1) final installment on [April __, 2003] in an amount equal to the then unpaid principal of and interest on this Note, together with interest on the unpaid principal amount hereof at the rates and on the terms set forth in Sections 2.3 and 2.4 of the Credit Agreement between Company and Bank of even date herewith, as the same may from time to time be amended, supplemented or otherwise modified (Agreement). All capitalized terms used, but not defined in this Note, shall have the meanings specified in the Agreement.

         Interest shall be payable quarterly on the first day of each July, October, January and April and on the date the principal balance of this
Note is paid in full. In the case of LIBOR Rate Loans, interest shall also be payable on the last day of each applicable LIBOR Rate Period, if earlier.

         Bank is authorized to inscribe the Loan hereunder outstanding, its character as a Prime Rate Loan, a LIBOR Rate Loan or a Fixed Rate Loan, the date on which each LIBOR Rate Period and each Fixed Rate Period shall begin and end, each payment or prepayment of principal, and the aggregate unpaid principal balance of this Note, on the schedule on the reverse side hereof and constituting a part hereof, or on any continuation thereof, which shall be attached hereto and made a part hereof (Schedule).

         Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by Bank to make, and no error by Bank in making, any inscription on the Schedule shall affect Company's obligation to repay the full principal amount advanced by Bank to or for the account of Company, or Company's obligation to pay interest thereon at the agreed upon rate.

         If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity hereof shall be extended to the next succeeding Business Day, and Company will pay interest at the aforesaid rate until the date of actual receipt of payment by the holder of this Note.

         No failure by the holder hereof to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right of power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

         No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by duly authorized officers of Company and the holder hereof.

         This Note evidences a borrowing under and is entitled to the benefits of the Agreement, to which reference is hereby made with respect to prepayment and rights of acceleration of the principal hereof on the occurrence of certain events.

         Company hereby waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

         Company agrees to pay on demand by the Bank all costs and expenses incurred by the holder in preserving holder's rights, enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, actual attorneys' fees and expenses.

         This Note shall be construed under, and governed by the internal laws of the State of New York without regard to principles of conflicts of law.

(SEAL)                                     AMERICAN PRECISION INDUSTRIES INC.


                                           By_____________________________
                                                                  (Title)

                                    SCHEDULE

                       LOANS AND REPAYMENTS OF PRINCIPAL



=============================================================================================================================
                                                             LIBOR
                                       BASIS OF            INTEREST
                                       INTEREST           RATE PERIOD
                                     RATE (PRIME           OR FIXED            AMOUNT OF
                                     RATE, LIBOR           INTEREST            PRINCIPAL         OUTSTANDING
                   AMOUNT OF           RATE OR            RATE PERIOD           PAID OR           PRINCIPAL         NOTATION
     DATE            LOAN            FIXED RATE)             DATES              REPAID             BALANCE          MADE BY
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================